Exhibit 99.1

PERRY ELLIS INTERNATIONAL REPORTS RECORD THIRD QUARTER FISCAL 2006 RESULTS

•	37% increase in total revenues to record level of $220 million

•	23% increase in EBITDA to record level of $20.7 million

•	11% increase in Diluted Earnings Per Share to record level of $0.80

•	Adjusts FY 2006 revenue view to $850- 860 million, EPS view of approximately $2.15.

Miami – November 21, 2005 – Perry Ellis International, Inc. (NASDAQ:PERY) today reported record level net income for the third quarter ending October 31, 2005 (“ third quarter of fiscal 2006”) of $8.1 million, an increase of 12.6% over the third quarter of fiscal 2005. Earnings per diluted share for the third quarter of fiscal 2006 increased 11.1%, to $0.80 compared to $0.72 for the third quarter of 2005. Total revenues for the third quarter of fiscal 2006 represented a new record level, at $220 million, an increase of 37% over the third quarter of fiscal 2005’s level of $161 million.

For the nine months ended October 31, 2005, net income was a record $14.6 million, an increase of 15% over the comparable period last year of $12.7 million. Earnings per diluted share for the nine months of fiscal 2006 were a record $1.45, an increase of 10% over the comparable period last year of $1.32 per share. Total revenues for the nine months were $636 million, an increase of 31% over the prior year of $485 million.

The Company’s third quarter revenue increase was driven by a 35% increase due to the first quarter acquisition of the Tropical Sportswear International business (TSI), offset by a slight decline in royalty income. Third quarter revenues would have been greater by approximately $5 million except for shipping disruptions that occurred at the end of the quarter due to the effects of Hurricane Wilma and were later shipped in early November.

George Feldenkreis, Chairman and Chief Executive Officer commented. “We are extremely pleased to report record revenue, EBITDA and earnings per share results for the third quarter. I am also proud of our associates in Miami for their admirable performance in distributing goods at quarter end under the strain of widespread power failure following Hurricane Wilma.”

Mr. Feldenkreis continued, “The effects of macroeconomic factors, coupled with industry consolidation uncertainty, has caused us to lower our view on fiscal year 2006 revenues to approximately $850—$860 million versus our previous estimate of $890 million. Despite this reduction, due to improved margin performance and tighter expense control, including the successful integration of Tropical Sportswear with the rest of the company, we are maintaining our earnings guidance for fiscal 2006 at approximately $2.25 per share.”

“Despite the ever changing retail environment, our diverse brand portfolio leaves us well positioned to maximize opportunities in every distribution channel,” said Oscar Feldenkreis, vice-chairman, president and COO. “Perry Ellis® collection continues to be a strong contributor in department stores, while Axist® shows strong gains in the mid-tier. Original Penguin® is one of the hottest selling brands among luxury stores, and our retail expansion plans will create new vertical opportunities. We also possess several premiere golf brand portfolios in the industry, and we are investing in new marketing initiatives to capitalize on our strength in this category. Our Hispanic market niche also continues to do very well.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis®, Jantzen®, Cubavera®, Munsingwear®, Savane®, Original Penguin®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, and Tricots St. Raphael®. The Company also licenses trademarks from third parties including Nike® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any of Perry Ellis’ major customers, anticipated and unanticipated trends and conditions in the apparel industry, including future retail and wholesale consolidation, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the seasonality and performance of Perry Ellis’ swimwear business, the ability of Perry Ellis to contain costs, disruption in the supply chain, Perry Ellis’ future capital needs and ability to obtain financing, ability to integrate businesses, trademarks, trade names and licenses, including the recently completed TSI acquisition, the ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, changes in the costs of raw materials, labor and advertising, the ability to carry out growth strategies, the level of consumer spending for apparel and other merchandise, the ability to compete, termination or non-renewal of any material license agreements to which Perry Ellis is a party, exposure to foreign currency and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

Contact:

Rosemary.trudeau@pery.com

(305) 873-1294

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA (1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
Net income as reported	$8,093	$7,185	$14,580	$12,747
Plus:
Depreciation and amortization	2,436	1,685	6,899	4,724
Interest expense	5,621	3,621	16,402	10,822
Minority interest	59	180	427	334
Income tax provision	4,503	4,179	8,063	7,492

EBITDA	$20,712	$16,850	$46,371	$36,119

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under generally accepted accounting principles, and does not represent cash flow from operations. EBITDA is presented soley as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	October 31, 2005	January 31, 2005
Assets
Current assets:
Cash and cash equivalents	$7,323	$5,398
Accounts receivable, net	151,158	134,918
Inventories, net	133,638	115,321
Deferred income taxes	10,672	12,564
Prepaid income taxes	3,412	2,354
Other current assets	6,496	7,748

Total current assets	312,699	278,303

Property and equipment, net	63,367	48,978
Intangible assets, net	171,655	160,885
Deferred income taxes	3,061	10,216
Other assets	12,615	16,578

Total assets	$563,397	$514,960

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,320	$47,492
Accrued expenses and other liabilities	22,557	17,032
Accrued interest	2,070	4,800
Current portion of real estate mortgage	228	140
Unearned revenues	1,128	1,036

Total current liabilities	56,303	70,500

Long term liabilities:
Senior subordinated notes payable	148,872	151,518
Senior secured notes payable	56,955	58,828
Senior credit facility	62,102	10,771
Real estate mortgage	12,394	11,393
Lease payable long term	485	381
Deferred pension obligation	13,779	15,617

Total long term liabilities	294,587	248,508

Total liabilities	350,890	319,008

Minority interest	1,811	1,384

Stockholders’ equity

Preferred stock	—	—
Common stock	96	95
Additional paid in capital	89,709	87,544
Retained earnings	120,877	106,297
Accumulated other comprehensive income	14	632

Total stockholders’ equity	210,696	194,568

Total liabilities and stockholders’ equity	$563,397	$514,960

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
Revenues
Net sales	$214,665	$154,716	$619,357	$467,869
Royalty income	5,290	5,989	16,182	16,621

Total revenues	219,955	160,705	635,539	484,490
Cost of sales	149,595	108,192	438,414	331,307

Gross profit	70,360	52,513	197,125	153,183
Operating expenses
Selling, general and administrative expenses	49,648	35,663	150,754	117,064
Depreciation and amortization	2,436	1,685	6,899	4,724

Total operating expenses	52,084	37,348	157,653	121,788

Operating income	18,276	15,165	39,472	31,395
Interest expense	5,621	3,621	16,402	10,822

Income before minority interest and income taxes	12,655	11,544	23,070	20,573
Minority interest	59	180	427	334
Income tax provision	4,503	4,179	8,063	7,492

Net income	$8,093	$7,185	$14,580	$12,747

Net income per share
Basic	$0.85	$0.76	$1.53	$1.41

Diluted	$0.80	$0.72	$1.45	$1.32

Weighted average number of shares outstanding
Basic	9,571	9,454	9,516	9,011
Diluted	10,090	10,007	10,039	9,648